Exhibit 3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 22, 2021, by and among David Michery and those security holders of Mullen Technologies, Inc., a California corporation (“Mullen Technologies”), and/or Mullen Automotive, Inc., a California corporation (“Mullen Automotive”), included on the signature pages attached hereto (each, a “Stockholder”, and collectively, the “Stockholders”).

BACKGROUND

WHEREAS, Net Element, Inc., a Delaware corporation (“Net Element” or “Parent”), Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Net Element (“Merger Sub”), Mullen Technologies, and Mullen Automotive, a wholly-owned subsidiary of Mullen Technologies, entered into a Second Amended and Restated Agreement and Plan of Merger dated as of July 20, 2021 (the “Merger Agreement”) whereby Net Element, Mullen Automotive and Merger Sub will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Mullen Automotive, with the result that Mullen Automotive will be the surviving corporation and will become a wholly-owned subsidiary of Net Element (the “Merger”) and each share of Mullen Automotive common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (as defined in the Merger Agreement), other than dissenting shares, will be canceled and will be converted automatically into the right to receive a number of shares of Net Element common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, determined in accordance with the Merger Agreement, and Net Element will change its name to “Mullen Automotive, Inc.”, a Delaware corporation;

WHEREAS, Mullen Technologies and Mullen Automotive have entered into a Separation Agreement and a Master Distribution Agreement, each dated as of May 12, 2021, whereby Mullen Technologies has agreed to assign and transfer to Mullen Automotive all of its electric vehicle business related assets, business and operations and Mullen Automotive has agreed to assume certain debt and liabilities of Mullen Technologies, such assignment and transfer to take place immediately prior to the Merger; and immediately prior to the Merger, Mullen Technologies will then spin off, via a share dividend (the “Spin-Off”), all of the capital stock of Mullen Automotive to the shareholders of Mullen Technologies so that after the Spin-Off and immediately prior to the Merger Effective Time (as such term is defined in the Merger Agreement), the capital structure of Mullen Automotive will mirror the capital structure of Mullen Technologies; and

WHEREAS, in connection with the consummation of the Merger and as consideration for the registration of the Shares held by the Stockholders, the Stockholders have agreed to enter into this Voting Agreement with respect to their Shares.

In consideration of the promises and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them un this Section 1.

“Affiliate” has the meaning set forth in the Merger Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “Beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Change of Control” means the occurrence of one or more of the following events:

(1) A Reorganization; or

(2) A sale of all or substantially all of the assets of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, limited liability company, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§ 13(d)(3) and 14(d)(2) of the Exchange Act.

“Reorganization” means any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Parent or the then outstanding equity securities of the Parent and the Parent is not the surviving entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, and all other shares of Mullen Technologies, Inc., a Delaware corporation (i.e., Parent), or voting securities of Mullen Technologies, Inc. over which such Stockholder has beneficial or record ownership as a result of the Spin-Off and Merger or otherwise acquired, and are acquired after the date hereof and prior to the termination of this Agreement, and has the power to vote or direct the voting of (including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or warrants to acquire shares of Mullen Technologies, Inc. or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise) which such Stockholder beneficially owns or controls.

2.               Effective Date and Term. This Agreement and the terms herein are effective immediately as of the consummation of the Merger (the “Effective Date”) and shall remain effective for a period of three (3) years after the Effective Date, unless terminated earlier by the parties pursuant to Section 9(c) below.

3.               Voting Agreement. Until termination of this Agreement, at any annual, special or adjourned meeting of the stockholders of Parent, and in every written consent in lieu of any such meeting, at which (a) an election of directors is held or (b) a proposal to approve a Change of Control is presented, each Stockholder shall, and shall cause any other holders of record to, (i) appear at such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote, or cause to be voted, or execute and deliver a written consent, or cause a written consent to be executed and delivered, covering, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure to vote on such matters as directed by David Michery.

4.                  Irrevocable Proxy.

(a)               Each Stockholder hereby irrevocably grants to and appoints, and hereby authorizes and empowers, David Michery, and any individual designated in writing by David Michery, and each of them individually, as the Stockholder’s sole and exclusive proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Stockholder’s name, place and stead, to vote and exercise all voting and related rights (to the fullest extent that the Stockholder is entitled to do so) with respect to its Shares at any meeting of the stockholders of Parent called, and in every written consent in lieu of such meeting, with respect to any of the matters specified in, and in accordance and consistent with, Section 3. The Stockholder may vote the Shares on all other matters not contemplated by Section 3.

(b)               Each Stockholder understands and acknowledges that Parent has registered under the Securities Act the Shares to be issued pursuant to the terms of the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Except as otherwise provided for herein, the Stockholder hereby (a) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (b) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof; and (c) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

(c)               Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the Shares. The Stockholder acknowledges and agrees that no subsequent proxies with respect to such Shares shall be given, and if given, shall not be effective or ineffective ab initio. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of the Stockholder and any transferees of the Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

5.                  Shares Subject to this Agreement; Transfer Restrictions.

(a)               The Stockholders each agree to hold Shares subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

(b)               Until (A) termination of this Agreement, (B) a public sale of Shares through a national securities exchange or an over-the-counter market (a “Public Sale”), or (C) a private sale of Shares pursuant to which a proposed transferee agrees to be bound by the terms of this Agreement, the Stockholder covenants and agrees that the Stockholder will not directly or indirectly, (i) sell, give, transfer (including by merger or operation of law), exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement (collectively, a “Transfer”) relating to any of the foregoing with respect to the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Parent or any interest in any of the foregoing with any Person, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or operation of law) or other disposition of any Shares, or (v) take any action that would make any of the Stockholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement. If the Stockholder sells Shares in a Public Sale, then the terms of the this Agreement will no longer apply only with respect to those Shares that were sold in such Public Sale, and any remaining Shares held by Stockholder subsequent to the Public Sale will continue to be subject to this Agreement.

6.                  Representations, Warranties and Other Covenants of Stockholder. Each Stockholder, as to itself and not with respect to any other Stockholder, hereby represents, warrants and covenants as follows:

(a)               Stockholder is the legal or beneficial owner of, and has the power to vote that number of issued and outstanding Shares and holds the securities that are convertible into or exercisable for Shares set forth on the signature page hereto. The Shares set forth next to Stockholder’s name on the signature page hereof are owned free of any encumbrance that would preclude Stockholder from exercising his, her or its voting power as provided in Section 3 or otherwise complying with the terms hereof.

(b)               Stockholder has all requisite power, legal capacity and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Stockholder and, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)               The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any agreement to which Stockholder is a party or by which any of such Stockholder’s assets are bound or (ii) violate any order, writ, injunction, decree, judgment or any applicable law applicable to Stockholder or any of such Stockholder’s assets, except for any such conflict, violation or any failure to obtain such consent, waiver or approval that would not result in the Stockholder being able to perform its obligations under this Agreement.

(d)               Stockholder agrees that Stockholder will not in Stockholder’s capacity as a Stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder breaches any fiduciary duty of the Board of Directors of Parent or any member thereof.

(e)               Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respects or in any way have the effect of restricting, limiting, interfering with, preventing or disabling Stockholder from performing his, her or its obligations in any material respects under this Agreement.

7.                  Additional Agreements.

(a)               Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Shares or the acquisition of Shares or other securities or rights of Parent by any Stockholder or any of its Affiliates, (i) the type and number of Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Shares or other securities or rights of Parent issued to or acquired by such Stockholder or any of its Affiliates.

(b)               Stockholder hereby agrees to notify David Michery promptly (and in any event within two (2) business days) in writing of the number of any additional shares of capital stock of Parent or other securities of Parent of which Stockholder acquires beneficial or record ownership on or after the date of this Agreement.

8.                  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

9.                  Miscellaneous.

(a)               Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to any Stockholder at the address and facsimile number set forth below such Stockholder’s signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, email address, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Stockholder and David Michery may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)               Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c)               Amendments; Waiver; Termination. This Agreement may be amended and terminated by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(d)               Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e)               Specific Performance; Injunctive Relief. The parties hereto agree that David Michery will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to David Michery upon any such violation of this Agreement, David Michery shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to him at law or in equity and each Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f)                Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(g)               Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by each Stockholder without the prior written consent of David Michery, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of David Michery hereunder, may be assigned or delegated in whole or in part by David Michery to any affiliate without the consent of or any action by Stockholder upon notice by Mr. Michery to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. All authority conferred herein shall survive the death or incapacity of the Stockholder and in the event of Stockholder’s death or incapacity, any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

(h)               Additional Documents. Stockholder shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of the Company to carry out the purpose and intent of this Agreement.

(i)                 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(j)                 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(k)               Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)                 All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(ii)              All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

(iii)            Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9(k) shall be effective service of process for any action, suit or proceeding brought against it by the other party, provided that nothing contained herein shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(iv)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(k).

(l)                 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(m)             Reliance on Counsel and Other Advisors. The Stockholder and his/her spouse has consulted with such legal, financial, technical or other experts as the Stockholder deems necessary or desirable before entering into this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DAVID MICHERY

Signature

Address for Notices:

Email:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDER:

Print Name:	Common Stock:

Signature:	Series A Preferred Stock:

Title (if applicable):	Series B Preferred Stock:

Series C Preferred Stock:

Address for Notices:	Options:

Warrants:

Email:	Convertible Notes:

Other Securities:

[Signature Page to Voting Agreement]

EXHIBIT A

Form of Spousal Consent1

The undersigned represents that the undersigned is the spouse of the Stockholder and that the undersigned has reviewed and is familiar with the terms of the Voting Agreement, entered into as of October 22, 2021 (the “Agreement”), by and among David Michery and the undersigned’s spouse (the “Stockholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Stockholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Stockholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Stockholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Stockholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SPOUSE:

Signature:

Print name:

1 Spousal signature required for and applies to Shares (i) with respect to which Stockholder and his or her spouse have joint or shared voting power or (ii) in which spouse may have a community property interest.